July 20, 2001



Members of the Board of Directors
Panamerican Beverages, Inc.


         Dear Sirs:

          I have acted as General Counsel of Panamerican Beverages, Inc. a Panama corporation, (the "Company") in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Form S-8") for its filing with the United States Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended (the "Securities Act") of 1,300,000 shares of Class A common stock, par value $
0.01 per share (hereafter, the "Shares") issued pursuant to the terms and conditions of certain employment agreements (the "Employment Agreements") entered into between the Company and certain executives.

          In connection therewith, I have examined and relied upon the original or copies, certified or otherwise identified to my satisfaction, of
(i) the Restatement of the Articles of Incorporation and the Amended and Restated By-laws of the Company, (the "Basic Documents"); (ii) resolutions of the Board of Directors of the Company (the "Board") authorizing the filing of the Form S-8 and the issuance of the Shares, (iii) the Form S-8, (iv) the Employment Agreements, and (v) such other documents and instruments as I have deemed necessary for the expression of the opinions herein contained. As to questions of fact material to this opinion, I have relied, to the extent I have deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company.

          Based upon and subject to the foregoing, I am of the opinion that the Company has the full power and authority to issue the Shares reserved for issuance under the Employment Agreements, and that such Shares are validly authorized and when issued and delivered against payment thereof in accordance with the terms of the Employment Agreements, will be validly issued, fully paid and nonassessable.


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          I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form S-8. I also consent to the reference of myself in
Item 5, Interest of Named Experts and Counsel, of the Form S-8. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulation promulgated thereunder.

          I express my opinion herein as General Counsel of the Company and I do not express any opinion as to the laws of any other jurisdiction other than the applicable laws of the Republic of Panama, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.



                               Very truly yours,


                         /s/ Carlos Hernandez-Artigas
                           Carlos Hernandez-Artigas
                General Counsel of Panamerican Beverages, Inc.